As filed with the Securities and Exchange Commission on June 28, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CCF HOLDING COMPANY

(Exact name of Registrant as specified in its charter)

Georgia	58-2173616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 North Main Street, Jonesboro, Georgia 30236

(Address of principal executive offices and zip code)

CCF HOLDING COMPANY 2007 STOCK INCENTIVE PLAN

(Full Title of the Plan)

David B. Turner

101 North Main Street

Jonesboro, Georgia 30236

(Name and address of agent for service)

(770) 478-8881

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.10 par value	400,000 Shares	$17.74	$7,096,000	$217.85

(1)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 000-25846);

(2)	The Registrant’s Quarterly Report for the fiscal quarter ended March 31, 2007 (File No. 000-25846);

(3)	The Registrant’s Current Report on Form 8-K filed on January 16, 2007 (File No. 000-25846); and

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated April 11, 1995 (File No. 000-25846).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The Registrant shall furnish without charge to each person to whom the prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to David B. Turner, Chief Executive Officer, CCF Holding Company, 101 North Main Street, Jonesboro, Georgia 30236, telephone number (770) 478-8881.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Consistent with the applicable provisions of the Georgia Business Corporation Code, the Registrant’s articles of incorporation provide that it shall indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director, officer, employee or agent, to the fullest extent permissible under Georgia law. The Registrant may make advances against expenses, so long as the insider seeking indemnification provides an undertaking to refund the advance if it is ultimately determined that he or she is not entitled to indemnification.

Article 8(C) provides that the indemnification rights set forth in the articles of incorporation are not exclusive of other indemnification rights to which an insider may be entitled under insurance or other agreement, or pursuant to a vote of shareholders or directors or otherwise.

Article 8(D) specifically provides that the Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Registrant would have had the power to indemnify against such liability.

In addition, Article 7(E) of the Registrant’s articles of incorporation eliminates the potential personal liability of a director for monetary damages to CCF Holding Company and to its shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for the following: (1) breach of duty involving appropriation of business opportunity of the Registrant; (2) an act of omission involving intentional misconduct or a knowing violation of law; (3) a transaction from which the director derives an improper material tangible personal benefit; or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 7 does not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Thigpen, Jones, Seaton, & Co., P.C.

24.1	Power of Attorney (see signature pages to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section

13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jonesboro, State of Georgia, on this the 28th day of June, 2007.

CCF HOLDING COMPANY

By:	/s/ David B. Turner
David B. Turner
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Turner and Leonard A. Moreland, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 28th day of June, 2007.

Signature	Title
/s/ David B. Turner	President, Chief Executive Officer and Director (Principal Executive Officer)
David B. Turner

/s/ Mary Jo Rogers	Chief Financial Officer
Mary Jo Rogers	(Principal Financial and Accounting Officer)

/s/ John B. Lee, Jr.
John B. Lee, Jr.	Chairman of the Board

Signature	Title
/s/ Edward S. Kemp, Jr.
Edward S. Kemp, Jr.	Secretary, Treasurer and Director

/s/ Leonard A. Moreland
Leonard A. Moreland	Executive Vice President and Director

/s/ Steven E. Boswell
Steven E. Boswell	Director

/s/ Roy V. Hall
Roy V. Hall	Director

John T. Mitchell	Director

/s/ Charles S. Tucker
Charles S. Tucker	Director

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Thigpen, Jones, Seaton, & Co., P.C.

24.1	Power of Attorney (see signature pages to this Registration Statement).